Exhibit 99.1
White Electronic Designs Corporation Reports
Fourth Quarter and Fiscal 2009 Financial Results
For Immediate Release
Company Contact:
Roger Derse
Chief Financial Officer
602-437-1520
rderse@wedc.com
PHOENIX, Arizona — December 10, 2009 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the fourth quarter and the fiscal year ended September 30, 2009.
Highlights of the fourth quarter and the fiscal year ended September 30, 2009 included:
Continuing Operations
•	Fourth quarter revenue of $15.5 million;

•	Fourth quarter bookings of $9.3 million;

•	Fiscal 2009 revenue totaled $62.6 million compared to $56.4 million in fiscal 2008;

•	Fiscal 2009 bookings totaled $64.4 million compared to $56.2 million in fiscal 2008;

•	Anti-tamper related bookings reached $19.1 million for fiscal 2009 compared to $4.8 million in fiscal 2008;

•	Total anti-tamper shipments reached $14.5 million for fiscal 2009, up from $12.1 million for fiscal 2008; and

•	Backlog at the end of Q4 closed at $37.8 million.
Fourth Quarter Fiscal 2009 Results:
For the fourth quarter of fiscal 2009, the Company’s net sales were $15.5 million, a 5% increase when compared to $14.9 million in the fourth quarter of fiscal 2008.
Gross margin as a percentage of net sales from continuing operations for the fourth quarter of fiscal 2009 was 38%, compared with 40% in the fourth quarter of fiscal 2008. Income from continuing operations for the fourth quarter of fiscal 2009 was $1.0 million, or $0.04 per diluted share, compared to a loss from continuing operations of ($1.1) million, or ($0.05) per diluted share, in the fourth quarter of fiscal 2008.
Loss from discontinued operations for the fourth quarter of fiscal 2009 totaled ($0.2) million, or ($0.01) per diluted share, versus a loss of ($1.5) million, or ($0.07) per diluted share, in the fourth quarter of fiscal 2008.
Net income for the fourth quarter of fiscal 2009 was $0.8 million, or $0.04 per diluted share, compared to net loss of ($2.6) million, or ($0.12) per diluted share, in the fourth quarter of fiscal 2008.

As of September 30, 2009, the Company had $64.2 million in cash and no debt. The $11.6 million total increase in cash for the fiscal year was mostly driven by the $10.3 million generated from discontinued operations.
Roger Derse, Vice President and Chief Financial Officer, stated “We successfully completed the migration to an all defense electronics operation by the end of fiscal 2009. Substantially all assets held for sale were liquidated as of year-end. Our last remaining asset, consisting of land and a building in Columbus, Ohio, is under contract and expected to close in December 2009.”
Fiscal 2009 Results:
For the twelve-month period, revenues from continuing operations increased 11% to $62.6 million in fiscal 2009 from $56.4 million in fiscal 2008. Gross margin for the fiscal year was 39%, compared to 41% in the previous year. Income from continuing operations for the twelve-month period was $3.0 million, or $0.13 per diluted share, compared to income of $2.5 million, or $0.11 per diluted share, for fiscal 2008.
Revenues from discontinued operations for the fiscal year were $14.4 million, compared to $40.1 million for fiscal 2008. Loss from discontinued operations for the fiscal year totaled ($1.0) million, or ($0.04) per diluted share, compared to a loss of ($8.5) million, or ($0.37) per diluted share, in fiscal 2008.
Fiscal 2009 bookings totaled $64.4 million and resulted in a book-to-bill ratio of 1.03:1. This represents a 15% increase over fiscal 2008 bookings of $56.2 million. Bookings for continuing operations for the fourth quarter totaled $9.3 million, compared to $17.3 million in the fourth quarter of fiscal 2008. Fourth quarter bookings were impacted by a delay in funding for several projects, the high majority of which are anti-tamper related. These are now expected to book in fiscal 2010.
Fiscal 2009 anti-tamper component-only bookings reached $12.5 million, up from $2.8 million in fiscal 2008. Bookings of anti-tamper circuit card assemblies reached $6.6 million in fiscal 2009 versus $2.0 million in the prior year.
Fiscal 2009 anti-tamper component-only shipments reached $9.1 million, down from $11.7 million in fiscal 2008. Shipments of anti-tamper circuit card assemblies were $5.4 million in fiscal 2009, up from $0.4 million in fiscal 2008.
Total backlog at the end of fiscal 2009 was $37.8 million, compared to $38.6 million at the end of fiscal 2008.
Gerald Dinkel, President and Chief Executive Officer, stated “Our Fiscal 2009 results reflect all the implications of a strategic shift in the Company’s business from a component-only provider to a more vertically integrated supplier of complex electronic assemblies. This shift has fueled overall growth, but has also brought more unpredictability to the bookings flow as the business becomes more dependent on larger military program funding decisions. Due to delays in the flowdown of funding, our fourth quarter bookings were significantly lower than expectations. We still anticipate these bookings to occur in fiscal 2010 and are otherwise pleased with the 15% year-over-year bookings growth and the nearly 300% growth in our anti-tamper business. Overall, White is well positioned. Virtually all the new programs in our outlook enjoy high priority, even in this more uncertain defense budget environment. We also believe there will be opportunities for strategic relationships and acquisitions to further strengthen the Company.”

Conference Call
The Company will conduct a conference call today, Thursday, December 10, 2009 at 4:30 pm EST to review the financial results of the quarter and fiscal year 2009.
Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 320647 for 7 days following the call.
A live web cast of the call will be available at http://www.investorcalendar.com/IC/CEPage.asp?ID=143941. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 3 months.
About White Electronic Designs Corporation
White Electronic Designs (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense and aerospace market has established White Electronic Designs as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced defense electronics solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. Headquartered in Phoenix, Arizona, White Electronic Designs operates world class development and production centers in Arizona and Indiana. To learn more about us, visit our website at http://www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements in this press release include but are not limited to the Company’s expectations related to: the Company’s position in the industry, including anticipated reduction in defense programs not likely affecting programs that the Company focuses on and the priority our programs receive in the defense budget, the Company’s book-to-bill ratio, including the estimate that certain bookings will occur in fiscal 2010, the existence of research and development opportunities and acquisitions, the likelihood of the sale of the Company’s land and building located in Columbus, OH and the continued growth of anti-tamper work in fiscal 2010. Additionally, other factors that could materially and unexpectedly affect the Company’s results are set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. WEDC-F

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	September 27,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$64,170	$52,604
Accounts receivable, less allowance for doubtful accounts of $47 and $74	10,136	10,508
Inventories	15,642	15,359
Prepaid expenses and other current assets	3,607	2,027
Deferred income taxes	2,464	2,962
Assets held for sale	174	12,668

Total Current Assets	96,193	96,128

Property, plant and equipment, net	11,677	10,137
Deferred income taxes	1,100	1,900
Goodwill	1,764	1,764
Other assets	67	67
Assets held for sale	796	1,662

Total Assets	$111,597	$111,658

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,823	$2,038
Accrued salaries and benefits	1,874	1,490
Other accrued expenses	1,546	1,260
Deferred revenue	923	4,016
Liabilities related to assets held for sale	352	2,327

Total Current Liabilities	8,518	11,131

Accrued pension liability	434	640
Other liabilities	755	948
Liabilities related to assets held for sale	—	101

Total Liabilities	9,707	12,820

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 25,464,726 and 25,048,639 shares issued	2,546	2,504
Treasury stock, 2,464,371 and 2,464,371 shares, at par	(247)	(247)
Additional paid-in capital	83,686	82,608
Retained earnings	16,270	14,241
Accumulated other comprehensive loss	(365)	(268)

Total Shareholders’ Equity	101,890	98,838

Total Liabilities and Shareholders’ Equity	$111,597	$111,658

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended
	September 30,	September 27,	September 29,
	2009	2008	2007

Net sales	$62,559	$56,355	$52,073
Cost of sales	37,993	33,458	29,708

Gross profit	24,566	22,897	22,365

Operating expenses:
Selling, general and administrative	16,385	17,250	14,034
Research and development	4,408	3,611	3,406

Total operating expenses	20,793	20,861	17,440

Operating income	3,773	2,036	4,925
Interest income	441	1,585	2,540

Income from continuing operations before income taxes	4,214	3,621	7,465
Provision for income taxes	(1,218)	(1,138)	(2,292)

Income from continuing operations	2,996	2,483	5,173

Discontinued operations:
Loss from discontinued operations, net of tax	(344)	(4,955)	(2,087)
Loss on sale of discontinued operations, net of tax	(623)	(3,515)	—

Loss from discontinued operations	(967)	(8,470)	(2,087)

Net income (loss)	$2,029	$(5,987)	$3,086

Income from continuing operations per common share:
Basic	$0.13	$0.11	$0.22

Diluted	$0.13	$0.11	$0.21

Loss from discontinued operations per common share:
Basic	$(0.04)	$(0.38)	$(0.09)

Diluted	$(0.04)	$(0.37)	$(0.09)

Net income (loss) per common share:
Basic	$0.09	$(0.27)	$0.13

Diluted	$0.09	$(0.26)	$0.13

Weighted average number of common shares and equivalents:
Basic	22,875,371	22,509,796	23,574,852
Diluted	23,121,614	23,042,748	24,107,677